Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the references in this Form 10-K of Warren Resources, Inc. to be filed on or about March 6, 2014, as well as in the Notes to the Consolidated Financial Statements included in such Form 10-K, to the use of our name, our reports dated February 21, 2014, January 22, 2013, and January 20, 2012, to the interest of Warren Resources, Inc. and its subsidiaries (collectively the “Company”), relating to the estimated quantities of the Company’s proved reserves of oil and gas and present values thereof, as of December 31, 2013, December 31, 2012, and December 31, 2011 respectively.  We further consent to the inclusion of our summary reports dated February 21, 2014, January 22, 2013, and January 20, 2012, as Exhibits to the Company’s annual reports on Form 10-K for the years ended December 31, 2013, December 31, 2012, and December 31, 2011 respectively.  We also consent to the incorporation by reference of such report in the Company’s Registration Statements on Forms S-8 (No. 333-169447 and No. 333-125277).

NETHERLAND, SEWELL & ASSOCIATES, INC.

	By:	/s/ Danny D. Simmons
Danny D. Simmons, P.E.
President and Chief Operating Officer

Houston, Texas
March 5, 2014

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